Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hoku Scientific, Inc.

We consent to the incorporation by reference in the registration statement (No. 333 - 127966) on Form S-8 of Hoku Scientific, Inc. of our report dated April 18, 2005 except as to the second paragraph of note 7(b) and the eighth paragraph of note 7(d), which are as of July 12, 2005, with respect to the statements of operations, stockholders’ equity and comprehensive loss and cash flows of Hoku Scientific, Inc. for year ended March 31, 2005, which report appears in the March 31, 2007 annual report on Form 10-K of Hoku Scientific, Inc.

/s/ KPMG LLP

Honolulu, Hawaii

June 29, 2007